NEWS RELEASE
FOR RELEASE ON OR AFTER: July 31, 2007
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7412

Page 1

REGAL BELOIT REPORTS RECORD RESULTS
ON STRENGTH OF INDUSTRIAL BUSINESS

July 31, 2007 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported record financial results for the second quarter ended June 30, 2007.  This performance was lead by the strong performance of our industrial businesses, dampened by the impact of a continuing weak residential HVAC market and commodity inflation.  The Company’s initiatives continued to have a significant impact on our performance. New products and acquisition growth fueled sales, while Lean Six Sigma and productivity projects contributed to operating margins.

Net sales increased 5.6% to $459.8 million from $435.3 million in the second quarter of 2006.  In the Electrical Segment, sales increased 6.1% as non-HVAC motor and generator sales increases of 9.7% and 22.3% respectively, partially offset by a 10.7% decline in residential HVAC revenues. Segment sales growth was also aided by $11.4 million of acquired sales attributed to the Sinya motor business that was purchased on May 1, 2006.  Sales in the Mechanical Segment increased 2.1% from the prior year period; however, second quarter 2006 sales also included $1.7 million of sales related to the Company’s cutting tool business.  Substantially, all of the assets of the Company’s cutting tools business were sold in May, 2006.

The gross profit margin for the second quarter of 2007 was 22.6% as compared to the 23.9% reported for the second quarter of 2006. The reduction was a result of continued increases in material costs and the fixed overhead absorption impact of a $25.5 million reduction in finished goods inventory.  These factors were partially offset by higher selling prices and productivity improvements.

Income from operations was $60.1 million or 13.1% of sales, a 3.8% increase over the $57.9 million or 13.3% of sales reported for the second quarter of 2006.  The results for the second quarter of 2006 included, on a pretax basis, a $1.6 million gain from the sale of excess property.  Costs for the restructuring activities in the Electrical Segment were consistent with the prior year levels.

Net income in the second quarter of 2007 was $36.3 million, an 8.8% increase from $33.3 million reported in the second quarter of 2006.  Diluted earnings per share increased 7.1% to $1.06 as compared to $0.99 for the second quarter of 2006.

“We are pleased to report record results for the second quarter despite a continuation of a challenging residential HVAC market and significant raw material inflation,” commented Henry W. Knueppel, Chairman and CEO, “The strength of the industrial and power generation business coupled with the impact of our strategic initiatives led to this performance.”

Regal Beloit Corporation
News Release

“We continue to be very encouraged about the future for our Company.” Knueppel added.“The impact of our global capabilities, energy efficiency oriented new products and other strategic initiatives position us well to continue to provide high levels of return to shareholders.  As we look specifically at the third quarter, we expect continued strength in the industrial and power generation businesses, but little improvement in the residential HVAC market.  The headwind on commodities will actually get worse as the current spike in prices combine with higher hedge prices.  While we are taking pricing actions they will not offset this cost push for the quarter.  We have also embedded in our current estimate a one time pretax charge of $1.8 million or $.033  per share due to the expected settlement of the Enron lawsuit.  As such, we expect earnings per share in the third quarter to be in the range of $.87 to $.93.”

Regal Beloit will be holding a conference call to discuss second quarter financial results at 1:30 PM CT (2:30 PM EDT) today.  Interested parties should call 877-209-9920.  A replay of the call will be available through August 15, 2007 at 800-475-6701, access code 881234.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•
economic changes in global markets where we do business, such as currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	actions taken by our competitors;
•	unanticipated costs associated with litigation matters;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	difficulties in staffing and managing foreign operations;
•	the availability and effectiveness of our information technology systems;
•
other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of  the Company’s Annual Report on Form 10-K filed on February 28, 2007 and from time to time in our reports filed with U.S. Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this news release are made only as of their respective dates, and weundertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 28, 2007.

Regal Beloit Corporation
News Release

STATEMENTS OF INCOME
In Thousands of Dollars

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net Sales	$459,795	$435,269	$878,441	$833,595

Cost of Sales	355,919	331,244	677,338	636,290

Gross Profit	103,876	104,025	201,103	197,305

Operating Expenses	43,821	46,159	93,717	95,821

Income From Operations	60,055	57,866	107,386	101,484

Interest Expense	4,425	5,454	9,491	10,249

Interest Income	241	140	330	260

Income Before Taxes & Minority Interest	55,871	52,552	98,225	91,495

Provision For Income Taxes	18,973	18,847	33,663	33,189

Income Before Minority Interest	36,898	33,705	64,562	58,306

Minority Interest in Income, Net of Tax	645	396	1,496	1,209

Net Income	$36,253	$33,309	$63,066	$57,097

Earnings Per Share of Common Stock:

Basic	$1.15	$1.08	$2.02	$1.86

Assuming Dilution	$1.06	$0.99	$1.86	$1.71

Cash Dividends Declared	$0.15	$0.14	$0.29	$0.27

Weighted Average Number of Shares Outstanding:

Basic	31,546,970	30,816,156	31,180,641	30,759,004

Assuming Dilution	34,177,529	33,644,909	33,862,524	33,301,719

Regal Beloit Corporation
News Release

CONDENSED BALANCE SHEETS
In Thousands of Dollars

ASSETS	(Unaudited)	(Audited)
Current Assets:	June 30, 2007	December 30, 2006

Cash and Cash Equivalents	$53,136	$36,520

Receivables and Other Current Assets	325,833	263,470

Inventories	235,848	275,138

Total Current Assets	614,817	575,128

Net Property, Plant and Equipment	274,078	268,880

Goodwill	546,251	546,152

Other Noncurrent Assets	50,890	53,359

Total Assets	$1,486,036	$1,443,519

Liabilities and Shareholders’ Investment

Accounts Payable	$133,592	$108,050

Commercial Paper Borrowings	9,650	49,000

Other Current Liabilities	118,269	101,491

Long-Term Debt	292,103	323,946

Other Noncurrent Liabilities	117,370	111,057

Shareholders’ Investment	815,052	749,975

Total Liabilities and Shareholders’ Investment	$1,486,036	$1,437,519

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment				Electrical Segment
	Second Quarter Ending		Six Months Ending		Second Quarter Ending		Six Months Ending
	June 30,	July 1,	June 30,	July 1,	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006	2007	2006	2007	2006
Net Sales	$54,136	$53,042	$105,982	$106,003	$405,659	$382,227	$772,459	$727,592
Income from Operations	8,954	7,134	15,280	10,841	51,101	50,732	92,106	90,643

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands of Dollars

	(Unaudited)
	Six Months Ended
CASH FLOWS FROM OPERATING ACTIVITIES:	June 30, 2007	July 1, 2006
Net income	$63,066	$57,097
Adjustments to reconcile net income to net cash provided
by operating activities; net of effect of acquisitions
Depreciation and amortization	20,367	16,826
Minority interest	1,496	1,209
Excess tax benefit from stock-based compensation	(6,590)	(1,750)
Loss (gain) on sale of assets	51	(1,850)
Stock-based compensation expense	1,871	1,725
Change in assets and liabilities, net	19,849	(37,027)
Net cash provided by operating activities	100,110	36,230

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(17,863)	(17,873)
Purchases of short-term investments, net	-	(10,263)
Business acquisitions, net of cash acquired	(2,425)	(10,962)
Sale of property, plant and equipment	-	15,541
Net cash used in investing activities	(20,288)	(23,557)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term borrowing	8,200	-
Payments of long-term debt	(278)	(241)
Net repayments under revolving credit facility	(31,600)	(38,600)
Net (repayments) proceeds from commercial paper borrowings	(39,350)	20,000
Dividends paid to shareholders	(8,709)	(7,980)
Proceeds from the exercise of stock options	1,403	4,239
Excess tax benefits from stock-based compensation	6,590	1,750
Distributions to minority partners	(106)	-
Financing fees paid	(551)	-
Net cash used in financing activities	(64,401)	(20,832)

EFFECT OF EXCHANGE RATE ON CASH	1,195	(18)

Net increase (decrease) in cash and cash equivalents	16,616	(8,177)
Cash and cash equivalents at beginning of period	36,520	32,747
Cash and cash equivalents at end of period	$53,136	$24,570